                                   FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 220549

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934
               Date of Report (Date of earliest event reported):
                                 July 31, 1997

                      ROBERTS PHARMACEUTICAL CORPORATION
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(exact name of registrant as specified in its charter)

   New Jersey                 1-1-432                    2-2429994
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(State or other             (Commission                  (IRS Employer
jurisdiction of             File Number)                 Identification
incorporation                                            Number)


                              Meridian Center II
                             4 Industrial Way West
                          Eatontown, New Jersey 07724
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         (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: 908-389-1182

                              Meridian Center II
                             4 Industrial Way West
                          Eatontown, New Jersey 07724

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         (Former name or former address, if changed from last report)


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                                      -2-


        Item 5. Other Events
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                Roberts Pharmaceutical Corporation (the "Company") previously reported that in April 1995 a shareholders class action suit (the "Class Action") had been instituted against it and certain of its current and former officers by Grace Cowit (the "Plaintiff") on behalf of persons who purchased shares of the Company's Common Stock between November 7, 1994 and May 31, 1995. The Class Action alleged certain violations of the Federal securities laws by the Company and certain of its officers and a former officer and sought damages in an unspecified amount.

                The Company believes that it has complied with all of its obligations under the Federal securities laws and considers the Plaintiff's allegations to be without merit; however, in order to avoid the disadvantages of protracted litigation and the expense associated with it, the Company has reached an agreement in principle to settle the Class Action. The net expense of the settlement to Roberts will amount to approximately $1.8 million, before taxes, and will be recorded as a non-operating, one time charge in the third quarter of 1997. The Company stated that after including this non-recurring charge, the third quarter of 1997 appears to be on track toward becoming the Company's fourth consecutive quarter of profitability.

                Finalization of the proposed settlement is subject to the negotiation and signing of a definitive stipulation of settlement, notice to the members of the class of the proposed settlement and approval of the settlement by the court in which the Class Action was instituted.

                                  SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        ROBERTS PHARMACEUTICAL CORPORATION
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                                                 (Registrant)

Date: August 5, 1997                   By: /s/ Anthony A. Rascio
                                           --------------------------------
                                           Anthony A. Rascio
                                           Vice President